Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

RED BULLET RACING CORPORATION

Red Bullet Racing Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The name of the corporation is Red Bullet Racing Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 18, 2011 and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2012.

2. The Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended as follows:

The third, fourth and fifth paragraphs appearing below the lettered paragraphs in Article SEVENTH are hereby amended and restated in their entirety to read as follows:

The Securities Owned or Controlled by a Disqualifying Person or an Affiliate of a Disqualifying Person shall be redeemable by the corporation or the applicable Affiliated Company, out of funds legally available therefor, as directed by a Racing Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board of Directors, in which event the corporation shall deliver a Redemption Notice to the Disqualifying Person or its Affiliate and shall redeem or purchase or cause one or more assignees to purchase (it being understood that the rights of redemption described in this Article SEVENTH shall be freely assignable by the corporation or the applicable Affiliated Company and upon any such assignment shall become a right of purchase) the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice, provided that if the Disqualifying Person is a Disqualifying Person solely by reason of Owning or Controlling (or by reason of an Affiliate of such Disqualifying Person Owning or Controlling) less than all of the Securities Owned or Held by such Disqualifying Person or Affiliate, the Securities subject to such right of redemption shall be such number of Securities the redemption of which shall cause such Disqualifying Person to no longer be a Disqualifying Person, and the corporation shall have the right in its sole and absolute discretion, unless otherwise directed by a Racing Authority, to determine the Securities to be so redeemed. From and after the Redemption Date, such Disqualifying Person or Affiliate of such Disqualifying Person shall cease to be a stockholder, member, partner or owner, as applicable, of the corporation and/or Affiliated Company with respect to such Securities, and all rights of such Disqualifying Person or Affiliate of such Disqualifying Person in such Securities, other than the right to receive the Redemption Price, shall cease. From and after the Redemption Date, unless such Securities are purchased by an assignee as provided above, such Securities shall no longer be deemed to be outstanding. In accordance with the requirements of the Redemption Notice, such Disqualifying Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed.

Commencing on the date that a Racing Authority serves notice of a determination of unsuitability or disqualification of a holder of Securities, or the Board of Directors otherwise determines that a Person is a Disqualifying Person, and until the Securities (or portion thereof, as set forth in the preceding paragraph) Owned or Controlled by such Person are Owned or Controlled by a Person who is not a Disqualifying Person, such Disqualifying Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities or (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the corporation or the applicable Affiliated Company entitled to vote.

Without limitation of any other method of notice (including electronic notice) that results in actual notice to the recipient, notices given by the corporation pursuant to this Article SEVENTH, including Redemption Notices, shall be sufficient if in writing and delivered by personal service, placed in the custody of a recognized overnight courier service (in which case such notice shall be deemed delivered on the date of scheduled delivery), or sent by first-class mail, postage prepaid (in which case such notice shall be deemed delivered on the third business day after mailing), in each case addressed to the Person at such Person’s address as it appears on the books and records of the corporation or Affiliated Company, as applicable, or, if no such address appears on the books and records of the corporation or Affiliated Company, as applicable, to such Person’s address as it appears on the books and records of the transfer agent for the corporation’s common stock or, if no such address appears on the books and records of the transfer agent for the corporation’s common stock, to such transfer agent. If such Person cannot be located, the redemption shall nevertheless be immediately effective on the Redemption Date.

3. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, hereby executes, signs and acknowledges this Certificate of Amendment this 13th day of March, 2012 and affirms the statements contained herein as true under penalty of perjury.

RED BULLET RACING CORPORATION

By:	/s/ Jack Brothers
Name: Jack Brothers
Title: Chief Executive Officer and President